EXHIBIT 10.1

ATTACHMENT I

LEGAL RELEASE OF CLAIMS, INCLUDING EMPLOYMENT RELATED CLAIMS AND CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

This Legal Release of Claims, including Employment Related Claims and Claims under the Age Discrimination in Employment Act (“Agreement”), is between the undersigned employee (“you”) and Evolving Systems, Inc., its subsidiaries and affiliates and their respective past and present officers, directors, employees, agents, insurers, attorneys, assigns and other representatives of any kind (collectively “Evolving Systems”). You and Evolving Systems will be referred to collectively as “the Parties.”

1.                                       Your employment with Evolving Systems has been terminated effective November 30, 2011 (the “Termination Date”).

2.                                       By your signature below except as otherwise agreed by Evolving Systems, you agree that you have returned or, within seven (7) days of the Termination Date, will return all Evolving Systems property, including all copies of Evolving Systems documents, which you have had in your possession, custody or control at any time through the end of your employment. Evolving Systems property includes, but is not limited to, Evolving Systems files, notes, drawings, records, business plans and forecasts, financial information specifications computer-recorded information, uniforms, tools, equipment, computers, cellular phones, PDAs, credit cards, entry cards, identification badges, keys, company vehicles, and any tangible property or materials of any kind which contain any Evolving Systems proprietary or confidential information.

3.                                       Evolving Systems will pay you the Base Severance Payments and contribute to COBRA premiums as described in Section 7.2(c) of the Employment Agreement attached as Appendix A, if and only if you execute this Agreement and comply with provisions of Section 4 of the Employment Agreement.

4.                                       EXCEPT AS SPECIFICALLY DESCRIBED IN THE EMPLOYMENT AGREEMENT, YOU SHALL BE RESPONSIBLE FOR ALL COBRA PAYMENTS, AND FAILURE TO TIMELY REMIT PREMIUM SHALL CAUSE AN IMMEDIATE LOSS OF YOUR COVERAGE WITHOUT FURTHER NOTICE.

5.                                       You acknowledge that you have read and understand this Agreement and the separation letter dated November 30, 2011 (the “Separation Letter’’).

6.                                       Subject to the exclusions described in Subsection (i) of this Section 6, you agree that by executing this Agreement, you are releasing all claims that you have or may have against Evolving Systems, including as follows:

(a)                                  You intend to release and forever discharge and in fact release and forever discharge, Evolving Systems from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date you execute this Agreement; and

(b)                          You agree that your release includes, but is not limited to, any and all claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with your employment or termination of employment with Evolving Systems, Inc.; and

(c)                                With the exception of claims for the Standard Termination Payments under Section 7.1 of the Employment Agreement, the Base Severance Payments and benefits under Section 7.2(c) of the Employment Agreement and Enhanced Severance Benefits under Section 7.4(b) of the Employment Agreement and claims for any unemployment benefits to which you may be entitled, by your signature below you intend to and do release and waive any claim or right to further compensation, benefits, damages/penalties, attorneys’ fees, costs or expenses of any kind from Evolving Systems; and

(d)                                This release specifically includes, but is not limited to, a release of any and all claims pursuant to: state or federal wage payment laws; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Americans with Disabilities Amendments Act of 2008; Executive Order 11246; state or federal family and/or medical leave acts; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Employee Retirement Income Security Act of 1974; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy. This release covers claims that you know about as well as those you may not know about; and

(e)                                 To the extent allowed by applicable statutory and regulatory law, the release contained in the preceding paragraph includes a waiver of rights and claims which you may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 et seq.) (the “ADEA”). Pursuant to the Older Workers Benefit Protection Act (Public Law 101-433; 1990 s. 1511), you acknowledge that this release is intended to apply, and you expressly agree that it shall be effective as a waiver of rights and claims arising under the ADEA. However, by executing this Agreement, you do not waive rights and claims that may arise subsequent to the execution of this Agreement; and

(f)                                  You agree that this Agreement is intended to be interpreted in the broadest possible manner in favor of Evolving Systems, to include all actual or potential legal claims that you may have against Evolving Systems, except as specifically provided otherwise in this Agreement; and

(g)                               You further state and agree that you have not experienced any illness, injury, or disability compensable or recoverable under the workers compensation laws of any state and that you have not reported to Evolving Systems and you also agree that you will not file a workers compensation claim asserting the existence of any such illness, injury, or disability; and

(h)                               You agree that you have been and are hereby advised by Evolving Systems to consult with an attorney prior to executing this Agreement.

(i)                                   NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, YOU SPECIFICALLY HAVE EXCLUDED FROM THIS RELEASE ANY CLAIMS THAT YOU MAY HAVE AGAINST THE COMPANY UNDER THE INDEMNIFICATION AGREEMENT ENTERED INTO BETWEEN YOU AND THE COMPANY ON JANUARY 7, 2002, AS AMENDED TO DATE, A COPY OF WHICH IS ATTACHED AS APPENDIX B, AND APPLICABLE D&O INSURANCE, WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT AND ARE NOT AFFECTED IN ANY WAY BY THIS RELEASE AND ANY CLAIMS FOR COMPENSATION AND/OR EMPLOYMENT BENEFITS THAT ARE OWED BY THE COMPANY UNDER THE EMPLOYMENT AGREEMENT WHICH COMPENSATION AND BENEFITS ARE NOT AFFECTED IN ANY WAY BY THIS RELEASE.

7.                                You agree that the Severance Benefits that you are accepting by signing this Agreement have value to you. You agree that you would not be entitled to these Severance Benefits without signing this Agreement. You acknowledge that you will receive the Severance Benefits in exchange for the benefit you are providing to Evolving Systems by signing this Agreement. You also acknowledge and agree that Evolving Systems will withhold from the Severance Benefits all applicable deductions and federal, state and local taxes.

8.                                     You agree that the only benefit you are to receive by signing this Agreement are the benefits described in your Employment Agreement, and that in signing this Agreement you did not rely on any information, oral or written, from anyone, including your supervisor, other than the information contained in this Agreement and the Separation Letter.

9.                                     You represent that you have not previously assigned or transferred any of the legal rights and claims that you have given up by signing this Agreement. You agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns.

10.                          You agree that: (a) this Agreement, the Employment Agreement, the Indemnification Agreement, the Separation Letter and the Consulting Agreement entered into as of November 30, 2011 constitute the entire agreement between you and Evolving Systems regarding its subject matter, without regard to any other oral or written information that you may have received about this Agreement; (b) if any part of this Agreement is declared to be unenforceable, all other provisions of this Agreement shall remain enforceable; and (c) this Agreement shall be governed by federal law and by the laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction. You also agree that you will continue to be bound by the Proprietary Information Agreement that you are a party to and that you shall remain bound by the non-solicitation agreement and non-competition covenants in your Employment Agreement and that those agreements and any other similar agreements you are a party to are not hereby released, terminated or modified.

11.                               You have up to the Executive Deadline described in your Employment Agreement to sign this Agreement (the “Deliberation Period’’). During the Deliberation Period you should consult with an attorney of your choosing and consider whether you wish to sign this Agreement. You agree that, after you have signed and delivered this Agreement to Evolving Systems, this Agreement will not be effective or enforceable until the end of a seven (7) day revocation period beginning the day that you deliver this Agreement to Evolving Systems (the “Revocation Period’’). You understand that you will not receive the Severance Benefits until the Revocation Period has expired. During the Revocation Period, you may revoke this Agreement without condition and in your sole judgment, but you may do so only by delivering a written statement of revocation to Thad Dupper, Evolving Systems, Inc., 9777 Pyramid Court, Suite 100, Englewood, CO 80112. If Evolving Systems does not receive a written revocation notice by the end of the Revocation Period, this Agreement will become legally enforceable and you may not thereafter revoke this Agreement.

Acknowledgment

By signing below you: (a) acknowledge that you have read and understand this Agreement; (b) understand that it is a legally binding document that may affect your legal rights; and (c) that you have been advised to consult a lawyer of your choosing before signing this Agreement and have had an opportunity to do so.

Signed:	/s/ Brian R. Ervine	Date:	November 30, 2011

Print Name:	BRIAN R. ERVINE

Appendix A

Employment Agreement

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective May 19, 2011 (the “Effective Date”), by and among BRIAN R. ERVINE (“Executive”) and EVOLVING SYSTEMS, INC. (the “Company”).

WHEREAS, the Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s services to the Company, and Executive wishes to continue to be employed by the Company and provide services to the Company in return for certain compensation;

WHEREAS, the Company and Executive previously executed a 2010 Compensation Plan and a Management Change in Control Agreement providing certain terms and conditions relevant to Executive’s employment (collectively with all other plans and compensation agreements, the “Previous Agreements”); and

WHEREAS, the Company and Executive desire to enter into this Agreement and to supersede and terminate the Previous Agreements excluding the Indemnification Agreement which shall continue in full force and effect and is incorporated herein by reference.

Accordingly, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration had and received, the sufficiency of which is hereby acknowledged, the parties agree to the following:

1.                                      DEFINITIONS.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Cause” shall be limited to mean the following:

(i)                                    Willful misfeasance or nonfeasance by Executive that materially injures the reputation, business or business relationships of the Company or any of its officers, directors or employees and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days following receipt of written notice;

(ii)                                Any act involving moral turpitude or conviction of a crime other than a vehicular offense (other than vehicular manslaughter) which reflects in some material fashion unfavorably upon the business or business relationships of the Company or any of its officers, directors or employees;

(iii)                            The willful and continued failure to perform substantially the Executive’s duties or to follow the reasonable direction of the Board within thirty (30) business days after receipt by Executive of written notice of such failure; or

(iv)                               Willful or prolonged absence from work by Executive, other than by reason of Disability or leave of absence, whether paid or unpaid.

“Change of Control” shall mean the occurrence of any of the following:

(i) the date any person or group acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (b) a liquidation or dissolution of the Company; or (c) the sale of all or substantially all (greater than seventy five percent (75%)) of the fair market value of the assets of the Company.  For purposes of this Agreement, the sale by the Company of certain of its assets to Neustar, Inc. pursuant to that certain Asset Purchase Agreement dated April 21, 2011, shall not be deemed a Change of Control.

(ii) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of more than fifty percent (50%) of either the then- outstanding shares of the Company’s common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (a) the Company or its subsidiaries or affiliates; or (b) any employee benefit plan of the Company or its subsidiaries or affiliates; or any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing fifty percent (50%) percent or more of the total voting power of the stock of such corporation; or

(iii) individuals who constitute the majority of the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Disability” shall mean the earliest of the date on which Executive is deemed disabled under:

(i) the long-term disability policy maintained by the Company;

(ii) Code Section 22(e)(3); or

(iii) the determination of the Social Security Administration.

Notwithstanding the foregoing, Executive shall not be considered to have suffered a Disability under subparagraph (ii) above if Executive timely provides medical certification from a qualified licensed physician that Executive is able to perform the essential functions of Executive’s position, with or without reasonable accommodation.

“Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i) the removal of Executive as Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of the Company or the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s position, including any material diminution of Executive’s status, title, authority, duties or responsibilities or any other action that results in a material diminution in such status, title, authority, duties or responsibilities;

(ii) the requirement that Executive report within a management structure that adds a layer of management between Executive and the Chief Executive Officer of the Company;

(iii) the requirement that Executive relocate Executive’s principal place of employment to a location that is farther than thirty-five (35) miles from Executive’s current (as of the Effective Date) principal place of employment;

(iv) the reduction by five percent (5%) or more of Executive’s base salary or the reduction by five percent (5%) or more of the aggregate of Executive’s base salary and incentive bonus target, without Executive’s consent, or any action that materially adversely affects Executive’s overall compensation and benefits package, provided that the Company may change the benefits package if those changes are made on a non-discriminatory basis for all employees who participate in the benefits plans available to Executive; or

(v) the failure of the Company to pay to Executive any portion or installment of any salary, bonus or deferred compensation within fourteen (14) days of the date such compensation is due.

“Termination Date” shall mean Executive’s last day of employment, regardless of whether termination is on account of death, Disability, with or without Cause, or a resignation with or without Good Reason.

2.                                      EMPLOYMENT BY THE COMPANY.

2.1                               POSITION.  Subject to the terms set forth herein, the Company continues to employ Executive in the positions of Executive Vice President, Chief Financial Officer, and Chief Administrative Officer, and Executive hereby accepts such continued employment.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

2.2                               DUTIES.  Executive will report to the Chief Executive Officer and shall perform such duties as are normally associated with Executive’s officer positions and such appropriate duties as are assigned to Executive from time to time.  Executive shall perform Executive’s duties under this Agreement at such other locations as agreed upon by Executive and the Company.

2.3                               TERM.  The term of this Agreement shall run from the Effective Date until such time as it is terminated in accordance with the terms of this Agreement.

2.4                               COMPANY POLICIES AND BENEFITS.  The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Subject to any specific exceptions or conditions set forth in Section 3.4, Executive will be eligible to participate on substantially the same basis as similarly situated Executives in the Company’s benefit plans and programs in effect from time to time during Executive’s employment; provided, however, that participation and awards under any equity compensation or equity bonus plan or program shall be determined by the Board on an individual, case-by-case basis.  All matters of eligibility for coverage or benefits under any benefit plan or program shall be determined in accordance with the provisions of such plan or program.  The Company reserves the right to change, alter, or terminate any benefit plan or program in its sole discretion; provided, however, that no such change, alteration or termination will change any vested or accrued benefits or rights of Executive.  Notwithstanding the foregoing, in the event that the terms of this Agreement expressly provide Executive with benefits that differ from the Company’s generally available benefits, then the terms of this Agreement shall control.

3.                                      COMPENSATION AND BENEFITS.

3.1                               SALARY.  Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of two hundred sixty thousand dollars ($260,000) (the “Base Salary”), subject to annual review and adjustment from time to time by the Board.  The Base Salary shall be payable in accordance with Company’s standard payroll practices.

3.2                               BONUS.  Executive shall be eligible for quarterly and annual incentive bonuses (the “Bonus”) of sixty percent (60%) of Executive’s then-current Base Salary, as determined by the Board in its sole discretion based on a bonus plan to be established annually in writing by the Board.  The Bonus shall be calculated based on performance goals measured at the end of the applicable quarter/year.  The Company shall pay the quarterly and annual Bonuses earned hereunder at the time(s) determined by the Company, but in no event later than March 15 of the calendar year following the year in which Executive’s right to the Bonus arises.

3.3                               EXPENSE REIMBURSEMENT.  The Company will reimburse Executive for reasonable business expenses incurred by Executive during the period Executive is employed by the Company, in accordance with the Company’s standard expense reimbursement policy.

3.4                               PAID TIME OFF.  Executive shall have paid time off in accordance with Exhibit A, which shall be scheduled at a time acceptable to both the Executive and the Company.

3.5                               BENEFITS.  As provided in Section 2.4, Executive will receive benefits in accordance with the Company’s standard benefits plan and policies, as amended from time to time.  In addition, Executive shall be entitled to receive the additional benefits set forth on Exhibit A hereto, provided that such benefits are subject to change no more frequently than annually at the direction of the Board.

4.                                      NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY.

4.1                               NON-COMPETITION. Executive acknowledges that Executive has gained and will gain extensive and valuable experiences and knowledge in the business conducted by the Company and has had and will have extensive contacts with customers of the Company.  Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees with the Company that, during the term of this Agreement and for a period of twelve (12) months or, if Executive receives Enhanced Severance Benefits under Section 7.4, eighteen (18) months, following the Executive’s Termination Date, Executive shall not compete directly or indirectly with the Company and shall not during such period make public statements in derogation of the Company.  Competing directly or indirectly with the Company shall mean engaging or having a material interest, directly or indirectly, as owner, employee, officer, director, partner, venturer, stockholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in the operation of any entity’s division or group which (a) provides operational support systems (OSS) software solutions for provisioning for telecommunications carriers similar to those provided by the Company and/or (b) is engaged in such other businesses as the Company is actively engaged in at the time of Executive’s termination of employment.  Competing directly or indirectly with the Company, as used in this Agreement, shall not include having an ownership interest as an inactive investor, which for purposes of this Agreement shall mean the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Company, which shares are publicly traded in the securities markets.  This Section 4.1 shall cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and/or Section 7.4 and fails to cure such breach within twenty (20) days of receiving written notice of such breach from Executive.  Executive agrees that any violation of this Section 4.1 by Executive, as determined by a court of law, shall result in termination of the Company’s obligations to provide severance benefits hereunder and in the event of such termination, Executive shall be required to repay to the Company any such severance benefits previously received.

4.2                               NON-SOLICITATION. Executive acknowledges that Executive has had and will have extensive contacts with employees and customers of the Company.  Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees that during the term of this Agreement, and for a period of twelve (12) months or, if Executive receives Enhanced Severance Benefits under Section 7.4, eighteen (18) months, following Executive’s Termination Date, Executive shall not (i) solicit, raid, entice or induce any employee of the Company to leave the employ of the Company; (ii) interfere with the relationship of the Company with any such employees, including, but not limited to, hiring such employee; or (iii) personally target or solicit customers of the Company to purchase products or services in competition with the Company’s products or services or to terminate a relationship with the Company.  This Section 4.2 shall cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and/or Section 7.4 and fails to cure such breach within twenty (20) days of receiving notice of such breach from Executive.  Executive agrees that any violation of this Section 4.2 by Executive, as determined by a court of law, shall result in termination of the Company’s obligations to provide severance benefits hereunder and in the event of such termination, Executive shall be required. to repay to the Company any such severance benefits previously received.

4.3          CONFIDENTIALITY. Executive acknowledges that Executive has had and will have access to certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Executive acknowledges and affirms the terms and conditions of the Proprietary Information Agreement signed by Executive and incorporated by reference herein.

5.             OUTSIDE ACTIVITIES.  Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, consulting, advisory, or other business enterprise or business activities that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder.

6.             NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, that conflicts with Executive’s obligations hereunder.

7.             TERMINATION OF EMPLOYMENT.  The parties acknowledge that Executive’s employment relationship with the Company is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions in this Section 7 govern the amount of compensation, if any, to be provided to Executive upon termination of Executive’s employment and do not alter Executive’s at-will status.

7.1          STANDARD TERMINATION PAYMENTS.

(a)           Salary and Reimbursements.  Regardless of the reason for termination, the Company shall pay Executive on the first regularly scheduled payroll date following Executive’s Termination Date any Base Salary accrued but unpaid as of Executive’s Termination Date, the value of any accrued paid time off unused by Executive as of Executive’s Termination Date, and any unpaid

Expense Reimbursement, so long as the Expense Reimbursement complies with the Company guidelines for such requests.

(b)           Bonus.  In the event Executive’s employment with the Company terminates for any reason (including death or Disability) before the end of any quarterly or annual performance period on which the Bonus is based, Executive shall be paid a pro-rata portion of Executive’s Bonus (based on the number of days Executive was employed in the applicable quarter with regard to the quarterly bonus and the number of days Executive was employed in the calendar year with respect to the annual bonus) of the Bonus that is earned for the quarter/year in which Executive’s employment with the Company terminated, such amounts to be paid on the date the Company would otherwise have paid the Bonus if Executive’s employment with the Company had not terminated.  If the Bonus is considered “compensation” for purposes of any Company-sponsored qualified retirement plan, the right to defer such Bonus shall continue to be governed by such plan or plans, with the terms of such plan or plans incorporated into this Agreement by reference.  Except as otherwise provided in Section 7.4(b)(i), Executive shall not be eligible to be paid a Bonus for any subsequent performance period.

7.2          SEVERANCE BENEFITS — TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON.

(a)           Company’s Right to Terminate.  The Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)            upon Executive’s Disability in accordance with Section 7.5;

(ii)           for Cause, by giving notice as described in Section 7.6;

(iii)         without Cause.

(b)           Executive’s Right to Terminate.  Executive shall have the right to resign Executive’s employment with the Company at any time as well as following an event constituting Good Reason.

(c)           Severance Benefits.  In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, Executive shall receive, in addition to the Standard Termination Payments, the following:

(i)            Base Severance Payments.  Provided that Executive delivers to the Company a fully executed and complete release, without revocation, in favor of the Company and its subsidiaries and affiliates, and in form and substance satisfactory to the Company (the “Release”) within sixty (60) days of Executive’s Termination Date (the “Execution Deadline”), the Company shall provide to Executive an amount equal to (a) twelve (12) months of Executive’s then-current Base Salary and (b) one hundred percent (100%) of the amount of the incentive Bonus target (excluding any commission targets) for the calendar year in which the Termination Date occurs

(collectively the “Base Severance Payments”).  The Base Severance Payments shall be payable in twenty-six (26) installment payments in accordance with the Company’s regular bi-weekly paydays, or if different, in accordance with the Company’s customary payroll practices.

(ii)           COBRA Benefits.  In the event Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the COBRA materials that will be provided to Executive by the Company or the Company’s third party COBRA administrator, the Company shall pay the Company’s portion (based upon the Company’s monthly premium subsidy immediately prior to the Termination Date) of Executive’s COBRA premium for the same medical, dental and vision benefit plan coverage (“Group Health Plan Coverage”) Executive and Executive’s dependents had as of the Termination Date for a period of twelve (12) months, or until Executive elects to receive group medical, dental and vision insurance from another source, whichever occurs first.  Payment of COBRA premiums will be made by the Company on Executive’s behalf directly to the Group Health Plan’s COBRA administrator.  Executive will be mailed a COBRA packet at Executive’s last known address.  Such packet will contain additional information about Executive’s COBRA rights and responsibilities.

(iii)         Severance Benefits Contingent on Execution of Release.  Notwithstanding the foregoing, any Base Severance Payments that are otherwise payable before the Execution Deadline shall be withheld pending Executive’s execution and delivery of the Release and shall be paid on the payroll date immediately following the Execution Deadline.  For the avoidance of doubt, Executive shall forfeit the right to receive any Base Severance Payments or COBRA Benefits if Executive fails to deliver the Release by the Execution Deadline.  For this forfeiture to take effect, the Release shall not materially alter Executive’s rights to receive any payments or benefits under this Agreement; enlarge Executive’s obligations under this Agreement, including without limitation, Executive’s covenants of non-competition and non-solicitation; or impose material new obligations on Executive.

(d)           Compliance with Code Section 409A.  The Company and Executive intend that (i) payments under Section 7.2(c)(i) will be made on account of an involuntary separation from service within the meaning of Treasury Regulation section 1.409A-1(n)(1) or a separation from service for good reason within the meaning of Treasury Regulation section 1.409A-1(n)(2), (ii) amounts paid under Section 7.2(c)(i) constitute separation pay exempt from Internal Revenue Code Section 409A under Treasury Regulation section 1.409A-1(b)(9)(iii), and (iii) Payments under Section 7.2(c)(ii) will be exempt from Code Section 409A as a non-taxable fringe benefit to Executive, but neither party shall be liable to the other in the event any such payment receives different tax treatment.  In the event any of these payments is determined to be deferred compensation subject to Internal Revenue Code Section 409A, the payments shall comply with Section 7.9.

7.3          CHANGE IN CONTROL -- VESTING OF STOCK OPTIONS.  Immediately upon the occurrence of a Change in Control, fifty percent (50%) of Executive’s then unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards, if any, shall vest.

7.4          RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE IN CONNECTION WITH A CHANGE OF CONTROL — ENHANCED SEVERANCE BENEFITS.

(a)           Timing. In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within one hundred eighty (180) days before or three hundred and sixty five (365) days after a Change of Control, Executive shall receive the Enhanced Severance Benefits set forth in Section 7.4(b), provided that if the Executive resigns for Good Reason (i) Executive provides written notice to the Company of the existence of such Good Reason within thirty (30) days of the initial existence of such condition (or, if later, the date on which Executive becomes aware of the existence of such condition); (ii) the Company is provided a period to cure the event or condition giving rise to Good Reason, which cure right extends until the later of fifteen (15) days (A) from the date of receipt of the notice from Executive or (B) the date on which the Change of Control occurs (the “Cure Period”), and the Company fails to do so within the Cure Period; and (iii) Executive resigns from Executive’s employment for such Good Reason within five (5) days of the expiration of the Cure Period.

(b)           Enhanced Severance Benefits.  If the Company terminates Executive without Cause within one hundred eighty (180) days before or three hundred and sixty five (365) days after a Change of Control or Executive resigns with Good Reason pursuant to Section 7.4(a), Executive shall be entitled to receive all Standard Termination Payments described in Section 7.1, the Base Severance Payments described in Section 7.2(c)(i) and the COBRA Benefits described in Section 7.2(c)(ii).  In addition, Executive will be entitled to the following:

(i)            Enhanced Severance Payments. The Company shall pay Executive an additional sum of (a) fifty percent (50%) of Executive’s then-current annual Base Salary; (b) fifty percent (50%) of the amount of the annual incentive Bonus target (excluding any commission targets) for the calendar year immediately preceding the calendar year in which Executive’s Termination Date occurs or for the calendar year in which Executive’s Termination Date occurs, whichever is greater; (c) in lieu of continuing to provide life or disability insurance for Executive, eighteen (18) times the monthly premium or premiums for disability and life insurance coverage of Executive paid by the Company immediately before Executive’s Termination Date; and (d) an additional six (6) months of COBRA Benefits described in Section 7.2(c)(ii) (collectively, the “Enhanced Severance Payments”). The Enhanced Severance Payments shall commence in accordance with Section 7.4(c), Section 7.4(d) and Section 7.9, and shall be commence immediately following the last payment of Standard Termination Payments to Executive and be made in thirteen (13) installment payments in accordance with the Company’s regular bi-weekly paydays, or if different, in accordance with the Company’s customary payroll practices.

(ii)           Tax Advice Reimbursement.  An amount, not to exceed $7,500, to reimburse Executive for tax advice services during the period that extends through the last day of the second calendar year following the calendar year in which Executive’s Termination Date occurs, to be paid within sixty (60) days following six (6) months after Executive’s Termination Date and receipt by the Company of documentation from Executive substantiating the tax advice services to be reimbursed.

(iii)         Vesting of All Stock Options and Rights.  All of Executive’s unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards shall vest.  The remaining provisions of Executive’s stock options, stock appreciation rights, restricted stock and other equity awards, as governed by the applicable stock or equity incentive plan of the Company, shall continue in full force and effect, provided, however, that vested options and stock appreciation rights shall lapse if not exercised before midnight on the day that is twelve (12) months after the Executive’s Termination Date, or earlier in accordance with the expiration of the term of the option or stock appreciation right.

(c)           Compliance with Code Section 409A:  Termination Date after Change in Control.  The Company and Executive intend that payments under Section 7.4(b)(i) made in the event Executive’s Termination Date occurs within three hundred and sixty five (365) days after a Change of Control shall constitute payments on account of an involuntary separation from service as described in Section 7.2(d) up until the lesser of: (a) two times (2x) the Executive’s annualized compensation based upon the annual rate of pay in effect for the taxable year preceding the termination (including any Bonus paid), adjusted for any increase for the year of termination if such increase was expected to continue indefinitely; and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year in which the Executive terminates employment (the lesser of (a) and (b) referred to herein as the “Limit”).  In the event the Enhanced Severance Pay exceeds the Limit, the remaining payments shall constitute deferred compensation subject to Code Section 409A and shall be subject to the delayed payment restrictions of Section 7.9.  In any event, neither party shall be liable to the other if any such payment receives different tax treatment.

(d)           Compliance with Code Section 409A:  Termination Date before Change in Control.  The Company and Executive intend that (i) in the event Executive’s Termination Date occurs within one hundred eighty (180) days before a Change in Control, the Base Severance Payments paid on account of the Executive’s Termination Date shall constitute payments on account of an involuntary separation from service as described in Section 7.2(d) up until the Limit, and amounts in excess of the Limit shall constitute deferred compensation subject to Code Section 409A and shall be subject to the delayed payment restrictions of Section 7.9, and (ii) the Enhanced Severance Payments made upon the subsequent Change in Control will constitute deferred compensation subject to Code Section 409A and shall be subject to the delayed payment restrictions of Section 7.9.  In any event, neither party shall be liable to the other if any such payment receives different tax treatment.

7.5          TERMINATION UPON DEATH OR DISABILITY OF EXECUTIVE.

(a)           Upon Executive’s death while employed pursuant to this Agreement, this Agreement shall automatically terminate.

(b)           Subject to applicable state and federal law, the Company shall at all times have the right, upon thirty (30) days written notice to Executive, to terminate this Agreement based on Executive’s Disability.

(c)           In the event Executive’s employment is terminated due to Executive’s death or Disability, the Company shall pay to Executive or Executive’s heirs or estate all Standard Termination Payments together with any other compensation and benefits payable to Executive through the Executive’s Termination Date under any compensation or benefit plan, program or arrangement during such period.  In addition, if Executive, or if Executive is deceased, a participant on Executive’s health insurance plan, elects COBRA coverage, the Company shall pay its third party administrator the full cost of COBRA coverage for twelve (12) months from the Executive’s Termination Date.

7.6          Notice; Effective Date of Termination.

(a)           Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)            excluding a termination due to Executive’s death or Disability, the date on which the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)           the date of Executive’s death;

(iii)         ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability; or

(iv)          thirty (30) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the 30th day thereafter (i.e., the effective date of resignation, but for this Section 7.6(a)), in which case the Executive’s resignation shall be effective as of such earlier date (the date on which Executive’s resignation becomes effective, the “Actual Resignation Effective Date”).

(b)           In the event that notice of a termination is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request.  In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause being relied on by the Company to support the decision to terminate for Cause, to afford Executive a reasonable opportunity to effect a cure, if permitted and possible under the applicable subsections of the definition of Cause.  In the event of a resignation for Good Reason, written confirmation shall specify the subsection(s) of the definition of Good Reason being relied on by Executive to support the decision to resign for Good Reason, to afford the Company a reasonable opportunity to cure under the applicable subsections of the definition of Good Reason.

7.7          COOPERATION WITH THE COMPANY AFTER TERMINATION OF EMPLOYMENT. Notwithstanding anything to the contrary contained herein, payment of the amounts specified in this Agreement is conditional upon Executive reasonably cooperating with the Company in connection with any Change in Control or proposed Change in Control and all matters relating to Executive’s employment with the Company, assisting the Company as reasonably requested in transitioning Executive’s responsibilities to Executive’s replacement, and Executive being available to answer questions and provide transition assistance to the Company through the end of the period during which Severance Benefits or Enhanced Severance Benefits are to be paid.  Following Executive’s Termination Date, such assistance shall be provided at mutually acceptable times, and in reasonable amounts, taking into account other commitments that Executive may have.  Executive agrees to use Executive’s best efforts to minimize any conflicts with other commitments to facilitate this assistance.  The Company agrees to reimburse Executive for reasonable out of pocket, pre-approved expenses incurred in providing such assistance.

7.8          APPLICATION OF SECTION 280G. In the event that it is determined that the Severance Benefit payable to Executive pursuant to Section 7 of this Agreement, when added to any other payment or benefit to Executive from the Company (including the acceleration of equity awards pursuant to Section 7.4(b)(iii)) that would be considered a “parachute payment” (a “Parachute Payment”), within the meaning of section 280G of the Code, would cause Executive to be considered to receive an “excess parachute payment” within the meaning of section 280G of the Code (an “Excess Parachute Payment”), the amount payable to Executive pursuant to Section 7 of this Agreement will be reduced to the maximum amount that, when added to any other Parachute Payments made to Executive, could be paid to Executive without causing Executive to receive an Excess Parachute Payment.  Notwithstanding the foregoing, the Severance Benefit payable to

Executive pursuant to Section 7 of this Agreement will not be reduced if (i) the net amount payable to Executive without the reduction described in the preceding sentence, but reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments plus the excise tax payable on the Excess Parachute Payment pursuant to Section 4999 of the Code, is greater than (ii) the net amount that would be payable to Executive with the reduction described in the preceding sentence and reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments. For purposes of this Section 7.8, Executive will be deemed to pay Federal income tax and employment taxes at the highest marginal rate of Federal income and employment taxation in the calendar year in which the Excess Parachute Payment would occur and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Excess Parachute Payment would be made, net of the reduction in Federal income taxes that Executive may obtain from the deduction of such state and local income taxes.  In addition, all determinations to be made under this Section 7.8 will be made by the Company’s independent public accountant (the “Accounting Firm”) immediately before the date the Severance Benefit under Section 7 is to be paid.  The Accounting Firm will provide its determinations and any supporting calculations and work papers both to the Company and to Executive within ten (10) days of such date, and any such determination by the Accounting Firm shall be binding upon the Company and Executive.

7.9          DEFERRED COMPENSATION SUBJECT TO CODE SECTION 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Code Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Code Section 409A.  It is intended that each installment of Severance Benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).  If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Code Section 409A and Executive is, on the termination of service, a “specified Executive” of the Company or any successor entity thereto, as such term is defined in

Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to Executive under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six (6) months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Executive Initial Payment Date”).  On the Specified Executive Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Executive Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section 7.9 and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

8.             GENERAL PROVISIONS.

8.1          NOTICES.  Any notice required or permitted under this Agreement shall be given in writing by delivery in hand, express courier or by postage prepaid, United States first class mail; registered or certified mail, return receipt requested; facsimile at the party’s specified address; or as otherwise specified by a party.  Notice shall be effective upon receipt.

8.2          RIGHT TO INJUNCTIVE RELIEF.  Executive agrees and acknowledges that a violation of the covenants contained in Section 4 of this Agreement will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of breach by Executive of any such covenant.  Therefore, Executive further agrees that, in the event of any violation or threatened violation of such covenants, the Company shall be entitled to an injunction issued by any court of competent jurisdiction restraining such violation or threatened violation by Executive, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

8.3          PARTIAL INVALIDITY/SEVERABILITY/NO AMENDMENT OF EXISTING AGREEMENTS.  Executive acknowledges that the periods of time and geographic area of restrictions imposed by Section 4 are fair and reasonable and are reasonably required for the protection of the Company.  If any part or parts of Section 4 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof.  If any of the provisions of Section 4 relating to the scope of restrictions, periods of time or geographic area of restriction shall be deemed to exceed the scope of restrictions, maximum periods of time or area which a court of competent jurisdiction would deem enforceable, the scope of restrictions, time and area shall, for purposes of Section 4, be deemed to be the maximum scope, time periods and area which a court of competent jurisdiction would deem valid and enforceable.  If any other paragraph or subparagraph of this Agreement shall be unenforceable under any applicable law, the remainder of this Agreement shall remain in full force and effect.  Except as specifically provided herein, nothing in this Agreement is intended to modify any existing agreements between the Company and Executive with regard to the matters in Section 4.

8.4          WAIVER.  If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party, upon any breach, default or noncompliance by the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on either party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement by law, or otherwise afforded to either party, shall be cumulative and not alternative.

8.5          WITHHOLDING.  All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon the Executive that are required to be paid or withheld by the Company.

8.6          COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including but not limited to any Previous Agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties may enter into separate agreement(s) related to stock options, stock awards or other matters relative to Executive’s service with the Company or its affiliates.  These separate agreements govern (or may govern) other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.7          COUNTERPARTS.  This Agreement may be executed in separate counterparts, including facsimile, PDF, or other electronic counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.8          HEADINGS.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.9          SUCCESSORS AND ASSIGNS.  The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge, consolidate, or be acquired by, or to which the Company may transfer all or substantially all of its assets.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

8.10        CHOICE OF LAW/ VENUE.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal, substantive laws of the State of Colorado, as applied to agreements made and to be performed solely within the State of Colorado and without regard to the principles of conflicts of laws of the State of Colorado or of any other jurisdiction that would result in the application of the laws of any other jurisdiction to this Agreement.  Any action brought to enforce this Agreement shall be brought in Colorado in a court of competent jurisdiction.

8.11        ATTORNEYS’ FEES.  In any action brought to enforce this Agreement, the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.12        PRINCIPLES OF CONSTRUCTION.  In this Agreement, unless otherwise expressly indicated or required by the context:

(a)           reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(b)           reference to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time;

(c)           the words “including” or “includes” shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; and

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or Schedules shall refer to this Agreement and its Schedules as a whole and not to any particular provision hereof or thereof, as the case may be.

(e)           any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement as each party participated in the drafting of this Agreement and the parties have agreed that no provision or provisions of this Agreement can, may, or should be attributed to either particular party.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

Company:

EVOLVING SYSTEMS, INC.

/s/ DAVID J. NICOL
By: David J. Nicol
Its: Chairman, Compensation Committee of the Board of Directors

Executive:

/s/ BRIAN R. ERVINE
Brian R. Ervine

[Signature Page to Employment Agreement]

Exhibit A

Paid Time Off.  Paid Time Off (PTO) is set at one level above the “standard” rates for employees, as follows:

Years of Service	Hours Accrued per Pay Period	Annual # of Days of PTO
0-2	6.16	20
3-5	7.69	25
6+	9.23	30

Executive will be expected to record your PTO in accordance with standard Company policy and all other provisions of the Company’s PTO policy will apply.

Life Insurance Benefits.  In addition to the standard life insurance benefits payable to employees of the Company, the Company will provide life insurance to Executive in the amount of $300,000, subject to Executive’s insurability.  The Company pays the premium, but the premium attributable to insurance over $50,000 is taxable to Executive.

Disability Benefits.  The Company will provide Executive with short term and long term disability insurance coverage per the Company’s general plan for all employees.  The general plan for employees pays benefits at the rate of 66 2/3% of the employee’s base pay, with a base pay cap of $8,501 per month (resulting in total monthly benefit payable to Executive under the Company plan of $5,667).  This benefit, if payable, terminates at age 65.  In addition, the Company will make available to Executive additional long term disability coverage that will pay the lesser of the difference between 66 2/3% of Executive’s monthly base salary and the benefit provided under the general Company plan or $6,000 per month. (For example, if Executive’s monthly base salary is $15,000, the additional long-term disability policy will provide $4,334, the difference between the general Company plan benefit ($5,667) and 66 2/3% of Executive’s base salary.)  This additional benefit is payable until age 65, or, in some cases has a 5 year payout.

Upgrade to First Class Travel/Business Travel.  Upgrades to business class travel will be made available to Executive in certain circumstances only in accordance with the Company’s standard travel policies (for example, for certain international flights). Upgrades to first class tickets, through the use of coupons and mileage points, is permitted where there is no additional cost to the Company.

Miscellaneous Benefits.  The Company will provide you with a cell phone/Blackberry and cell phone/Blackberry service.  You will also be provided with a laptop computer.

Appendix B

Indemnification Agreement

EVOLVING SYSTEMS, INC.

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is effective as of the 7th day of January 2002, by and between EVOLVING SYSTEMS, INC., a Delaware corporation (the “Company”), and Brian R. Ervine (“Indemnitee”).

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and its related entities;

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company, the Company wishes to provide for the indemnification of, and the advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited; and

WHEREAS, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and advanced expenses by the Company as set forth herein.

NOW, THEREFORE, in consideration of Indemnitee’s continued service to the Company after the date hereof, the parties hereby agree as set forth below:

1.                                            CERTAIN DEFINITIONS.

(a)                             “Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities (as defined below), (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)                            “Claim” shall mean with respect to a Covered Event (as defined below): any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(c)                             References to the “Company” shall include, in addition to Evolving Systems, Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Evolving Systems, Inc. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d)                            “Covered Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

(e)                             “Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including upon appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(f)                               “Expense Advance” shall mean a payment to Indemnitee pursuant to Section 3 of Expenses in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation which constitutes a Claim.

(g)                            “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h)                            References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i)                                “Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include a member or members of the Company’ s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking indemnification.

(j)                                “Section” refers to a section of this Agreement unless otherwise indicated.

(k)                             “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2.                                            INDEMNIFICATION.

(a)                             Indemnification of Expenses. Subject to the provisions of Section 2(b) below, the Company shall indemnify Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (whether by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

(b)                            Review of Indemnification Obligations. Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion, in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be indemnified hereunder under applicable law, (i) the Company shall have no further obligation under Section 2(a) to make any payments to Indemnitee not made prior to such determination by such Reviewing Party, and (ii) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid in indemnifying Indemnitee; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified hereunder under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).  Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon.

(c)                             Indemnitee Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified hereunder in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, subject to the provisions of Section 15, the Company hereby consents to service of process and to appear in any such proceeding. Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)                            Selection of Reviewing Party; Change in Control. If there has not been a Change in Control, any Reviewing Party shall be selected by the Board of Directors, and if there has been such a

Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnification of Expenses under this Agreement or any other agreement or under the Company’s certificate of incorporation or bylaws as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified hereunder under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(e)                                  Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 10 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3.                                            EXPENSE ADVANCES.

(a)                             Obligation to Make Expense Advances. The Company shall make Expense Advances to Indemnitee upon receipt of a written undertaking by or on behalf of the Indemnitee to repay such amounts if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor by the Company.

(b)                            Form of Undertaking. Any written undertaking by the Indemnitee to repay any Expense Advances hereunder shall be unsecured and no interest shall be charged thereon.

(c)                             Determination of Reasonable Expense Advances. The parties agree that for the purposes of any Expense Advance for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such Expense Advance that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

4.                                            PROCEDURES FOR INDEMNIFICATION AND EXPENSE ADVANCES.

(a)                             Timing of Payments. All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable after written demand by Indemnitee therefor is presented to the Company, but in no event later than forty-five (45) business days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than twenty (20) business days after such written demand by Indemnitee is presented to the Company.

(b)                            Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing within twenty-five (25) business days after receipt by Indemnitee of notice of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)                             No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement or applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d)                            Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e)                             Selection of Counsel. In the event the Company shall be obligated hereunder to provide indemnification for or make any Expense Advances with respect to the Expenses of any Claim, the Company, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided, however, that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification or Expense Advances hereunder.

5.                                            ADDITIONAL INDEMNIFICATION RIGHTS; NONEXCLUSIVITY.

(a)                             Scope. The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s certificate of incorporation, the Company’s bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 10(a) hereof.

(b)                            Nonexclusivity. The indemnification and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s certificate of incorporation, its bylaws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise. The indemnification and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6.                                       NO DUPLICATION OF PAYMENTS. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s certificate of incorporation, bylaws or otherwise) of the amounts otherwise payable hereunder.

7.                                       PARTIAL INDEMNIFICATION. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8.                                       MUTUAL ACKNOWLEDGMENT. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

9.                                       LIABILITY INSURANCE. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

10.                                 EXCEPTIONS. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)                                  Excluded Action or Omissions. To indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law; provided, however, that notwithstanding any limitation set forth in this Section 10(a) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law.

(b)                                 Claims Initiated by Indemnitee. To indemnify or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or crossclaim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s certificate of incorporation or bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law (relating to indemnification of officers, directors, employees and agents; and insurance), regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

(c)                                  Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous, or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous.

(d)                                 Claims under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 10(d) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

(e)                                  Payment under Insurance Policy. To indemnify Indemnitee for payment which actually is made to Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond payment under such insurance.

11.                                 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12.                                 BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

13.                                 EXPENSES INCURRED IN ACTION RELATING TO ENFORCEMENT OR INTERPRETATION. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.

14.                                 NOTICE. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

15.                                 CONSENT TO JURISDICTION. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16.                                 SEVERABILITY. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17.                                 CHOICE OF LAW. This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

18.                                 SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19.                                 AMENDMENT AND TERMINATION. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.                                 INTEGRATION AND ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21.                                 NO CONSTRUCTION AS EMPLOYMENT AGREEMENT. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

22.                                 NON-EXCLUSIVITY OF RIGHTS. The rights conferred on Indemnitee by this Agreement shall not be exclusive of any other right Indemnitee might have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation or bylaws, agreement, vote of stockholders or directors, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding office.

23.                                 HEADINGS. The headings of the Sections are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

EVOLVING SYSTEMS, INC.

By:
Name: Anita T. Moseley
Title: Sr. Vice President & General Counsel

Address:	Evolving Systems, Inc.
9777 Mt. Pyramid Ct.
Englewood, CO 80112

AGREED TO AND ACCEPTED
INDEMNITEE

Name: Brian R. Ervine
Title: Sr. Vice President & Chief Financial Officer